EXHIBIT 10


			     SETTLEMENT AGREEMENT


THIS SETTLEMENT AND RELEASE AGREEMENT is entered into this 10th day of February, 1995, by and between PPG Industries, Inc. ("PPG") and John J. Horgan ("Horgan").

WHEREAS, PPG and Horgan have discussed the terms and conditions under which Horgan's employment with PPG will be terminated;
AND WHEREAS, the parties wish to set forth their complete Agreement and Mutual Release of Claims as such are related in any fashion to Horgan's employment with and/or termination from PPG.
NOW, THEREFORE, the parties agree as follows:
 1. Horgan shall continue to serve as Senior Vice President, Fiber Glass from January through June, 1995.
 2.     Effective July 1, 1995, Horgan shall be reassigned to a senior corporate position, and will remain in that position through December 31, 1995.
 3.     Horgan shall receive a base salary of $300,000 and a guaranteed bonus of $200,000, for a total of $500,000 for 1995; provided, however, that PPG shall have the right to terminate Horgan's employment at anytime for cause.
 4.      (a)    Effective January 1, 1996, Horgan shall be placed on
 administrative leave, and will remain on leave through January 31, 1998.

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	  (b)   Horgan shall receive an annual base pay of $300,000 during 1996,
$200,000 during 1997, and $10,000 for the month of January, 1998.
Such payments shall be made on a regular monthly payroll basis;
provided, however, that PPG shall have the right to terminate Horgan's leave in the event Horgan obtains any type of employment, including consulting, during the period of administrative leave which is adverse to PPG. The parties agree that PPG shall have the right to determine whether or not any employment activity of Horgan's is adverse; but such determination shall be reasonable under the circumstances.
	 (c)    During the period of administrative leave:
	With the exception of PPG's Salary Continuance Plan, Long-Term Disability Plan and Supplemental Long-Term Disability Plan, Horgan shall be eligible to participate in PPG's Employee Benefit Plans, in accordance with the provisions of such plans as they apply to active salaried employees; and
	Payments made in accordance with paragraphs 3 and 4(b) above shall be deemed to include any payments which might be due under PPG's
Vacation Policy.
	 (d)    In the event of Horgan's death prior to February 1, 1998:
	Payments described in paragraphs 3 and 4(b) above shall cease with the payment due for the month in which Horgan's death occurs and any unpaid amounts shall be forfeited; and

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	Survivor benefits shall be payable in accordance with the provisions of
PPG's Employee Benefit Plans; provided, however, that in all cases, life insurance benefits shall be determined by using a base salary of
$300,000.  In addition, PPG shall guarantee that the amount of the survivor annuity payable as the Active Employees' Pension Surviving
Spouse Benefit shall equal a minimum of $7,000/month.  Such monthly annuity may be commenced as early as February 1, 1998.
 5.      (a)    Horgan shall retire effective February 1, 1998.  PPG agrees to provide a total pension benefit of $10,000/month, payable as a straight-life annuity. Horgan shall have the opportunity to elect any of the Joint and Survivor Options available under the PPG Industries, Inc. Retirement
Income Plan at any time, and from time to time, within the 90-day period immediately preceding his benefit commencement date.
Examples of the effect of such elections are attached hereto.
(b) Horgan shall be eligible for retiree benefits in accordance with the provisions of PPG's Employee Benefit Plans as such apply to retired salaried employees.
6. In the event PPG terminates Horgan's employment for cause, as described in paragraph 3, or in the event PPG terminates Horgan's administrative leave, as described in paragraph 4(b), no further payments of any kind shall be due under this contract and Horgan shall be entitled to benefits, if any, under the Employee Benefit Plans sponsored by PPG solely in accordance with the provisions of such plans.

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 7.     Horgan agrees to abide by the provisions of the Employee Agreement dated August 14, 1975, a copy of which is attached as Exhibit A, and which forms a part of this Agreement, prohibiting him from divulging trade secrets and other proprietary information to any third party whether or not an employer. To the extent not covered in said Employee Agreement or in item 5 hereof, Horgan further agrees that, for a period of two years from the date of this Agreement, Horgan will not: (a) disclose, reveal or otherwise share with any competitor of PPG, any proprietary, technological, market, operating, or financial strategy information which is unpublished; or (b) form any business where such information would be used by him in any manner. Notwithstanding (a) above, Horgan may, as necessary, comment generally on successes achieved by the business unit under his direction, on the basis described in Exhibit B.
 8. Horgan agrees to waive any claim to employment beyond that described herein with PPG or any of its subsidiaries and, further, agrees that as a specific consideration hereof, he will not seek future employment with PPG or any of its subsidiaries.
 9. For and in consideration of the mutual terms expressed herein, PPG, for itself, its affiliates, predecessors, successors, assigns, directors, officers, shareholders, agents and/or employees, does hereby release, relieve and forever discharge Horgan of and from any and all claims, demands, actions, causes of action of whatever nature, kind or character, which it may have by reason of or based upon Horgan's employment with PPG.

 PPG does not release or waive rights or claims that may arise after the date this Agreement is executed.
 10. For and in consideration of the mutual terms expressed herein, Horgan, for himself, his heirs, family, executors, administrators, representatives or assigns, does hereby release, relieve and forever discharge PPG, its employees, their heirs and estates, officers, directors, shareholders, agents, affiliates, predecessors, successors and assigns from all claims and/or causes of action, known or unknown, which Horgan may have or claim to have against PPG arising from or during his employment with PPG or as a result of his termination of employment, as contemplated herein; and Horgan agrees not to assert any such claims or causes of action against PPG. This Release and Waiver includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination (specifically included are those claims under the Age Discrimination in Employment Act, as amended) or claims growing out of any legal restrictions on PPG's right to terminate its employees. Horgan does not release or waive rights or claims that may arise after the date this Agreement is executed.
11. Horgan has carefully read and fully understands the provisions of this Agreement, including the Release and Waiver of claims, and Horgan acknowledges having at least twenty-one (21) days to consider this Agreement, the release and waiver of rights, and to consult with an attorney prior to

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executing this Agreement.  Horgan acknowledges that his Agreement was provided for his review on February 10, 1995.
The parties also understand that Horgan shall have seven (7) days following the execution of this Agreement to revoke it. Accordingly, this Agreement shall become effective on the eighth day following the date of execution. If Horgan chooses to revoke this Agreement, he shall notify Russell L. Crane, Senior Vice President, Human Resources and Administration, in writing of his revocation.
12. PPG and Horgan agree that they and their counsel shall maintain the terms of this Agreement in complete confidentiality. To that end, Horgan shall not discuss the financial terms of this Agreement with anyone other than members of his immediate family and such professional advisors as he may from time to time engage for the purpose of assisting him in making decisions concerning career, taxes or legal matters. PPG may disclose the facts and terms of this Agreement to its officers, directors, employees, agents, attorneys and professional advisors as may be necessary for the conduct of its business. PPG and Horgan agree to hold persons to whom the fact and terms of this Agreement are disclosed to the same terms of confidentiality as apply to PPG and Horgan.
13. This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall, in all respects, be interpreted, enforced and governed under the laws of said Commonwealth.
14. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions of it shall not be affected thereby and said

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illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
15. This Agreement sets forth the entire agreement between Horgan and PPG and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.
16. This Agreement may be modified or amended only by the written agreement of Horgan and PPG.

READ THIS DOCUMENT CAREFULLY AS IT INCLUDES
A GENERAL RELEASE AND WAIVER OF KNOWN AND
UNKNOWN CLAIMS.




/s/ John J. Horgan                              /s/ Guy A. Zoghby
    John J. Horgan                              Witness

February 15,1995


      PPG Industries, Inc.                              ATTEST:


By: /s/ Robert D. Duncan                        /s/ Russell L. Crane
	Robert D. Duncan                        Witness

February 10,1995

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EXHIBIT A
EMPLOYEE'S AGREEMENT

   In consideration of my employment and/or continued employment by PPG INDUSTRIES, Inc. or its subsidiaries (hereinafter referred as "the Company"), in a capacity in which I may receive or contribute to confidential information concerning the technology and trade secrets on which the Company's business depends, I acknowledge and agree that:
   Any inventions, discoveries and suggestions that are related to the business of the Company that are made or conceived by me, either solely or jointly with others, while in the employ of the Company, whether during working hours or not, shall be and remain the sole property of the Company, whether or not patentable; and I will communicate promptly and do hereby assign to the Company all such inventions, discoveries and improvements;
   During and after the period of my employment I will execute all documents and will assist the Company in every proper way, without compensation other than my salary, but at the Company's expense, to obtain and enforce patents for such inventions in any and in all countries;
   I will not disclose to any person without the Company's written consent, either during or subsequent to my employment, any of the Company's trade secrets or other confidential information;
   I will not improperly disclose to the Company, nor induce the Company to use, any trade secrets or other confidential information belonging to others;
   Upon cessation of my employment with the Company I will deliver to the Company all records of any nature related to the company business including all copies thereof; and
   This agreement shall be binding upon my heirs, legal representatives and assigns.
   As a matter of records, I attach hereto a complete list of all unpatented inventions which I have made or conceived prior to my employment and which I desire to exclude from this agreement.

	Signed as of August 15, 1975

						   /s/ John J. Horgan
						   (SIGNATURE)

						    John J. Horgan
						   (TYPE OR PRINT NAME)

						Corporate Law Department - G.O.
						   (DIVISION AND LOCATION)

WITNESS:

/s/ Margaret A. Deringer

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
EXAMPLE OF STRAIGHT-LIFE ANNUITY VS VARIOUS JOINT & SURVIVOR OPTIONS


		 BENEFIT        J&S     RETIREE    J&S    JOINT ANNUITANT
OPTION           AMOUNT       FACTOR    BENEFIT     %         BENEFIT
STRAIGHT-LIFE    $10,000       N/A      $10,000     0%         -0-

25% J&S           10,000      .951        9,510     25%      $2,377.50

50% J&S           10,000      .907        9,070     50%       4,535.00

75% J&S           10,000      .867        8,670     75%       6,502.50

100% J&S          10,000      .830        8,300     100%      8,300.00

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Exhibit B

						February 17, 1995


Mr. John J. Horgan
Senior Vice President, Fiber Glass
33 North

Dear John:

	This will confirm our several discussions concerning your freedom to describe the fiber glass business unit and its achievements in resumes you may prepare and to persons with whom you may need to discuss your PPG career and accomplishments. As you know, generalized information specific to the fiber glass business unit is provided to various analysts even though we regard it as an integral part of the Glass segment. Attached are examples of some of the data recently used. There will be no problem with your using such data. In addition, use of comparative data such as percent increase in earnings, percent reduction in costs, and percent revenue growth are all acceptable as is the rough size of the total business as a percent of overall Glass Group. You may also describe the business within the range of analysts' estimates but shall not affirm the details in such estimates.

	I believe these clarifications will meet your needs. If not, it is always possible to review any data you wish to use in advance of its publication.

					Sincerely,


					/s/ Guy A. Zoghby
					    Guy A. Zoghby

GAS:vlc

Attachments:    Security Analysts Meeting, October 21, 1993
		Security Analysts Meeting, July 24, 1994
		Security Analysts Meeting, October 27, 1994

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